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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                             (Amendment No._____)*


                           Illuminet Holdings, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   452334105
                        ------------------------------
                                (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 2 of 18
-----------------------                                      -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Spectrum Equity Investors L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,368,580
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,368,580
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,368,580
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.584%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

                              Page 2 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 3 of 18
-----------------------                                      -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Spectrum Equity Associates L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,368,580
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,368,580
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,368,580
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      4.584%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

                              Page 3 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 4 of 18
-----------------------                                      -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Spectrum Equity Investors II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,313,760
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,313,760
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,313,760
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.750%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).

                              Page 4 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 5 of 18
-----------------------                                      -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Spectrum Equity Associates II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,313,760
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,313,760
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,313,760
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.750%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

                              Page 5 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 6 of 18
-----------------------                                      -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Brion B. Applegate

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,682,340
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,682,340
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,682,340
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.335%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                              Page 6 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 7 of 18
-----------------------                                      -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William P. Collatos

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,682,340
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,682,340
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,682,340
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      12.335%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                              Page 7 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 8 of 18
-----------------------                                      -----------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin J. Maroni

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          2,313,760
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,313,760
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,313,760
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.750%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

                              Page 8 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 9 of 18
-----------------------                                      -----------------


Item 1(a).  Name of Issuer: Illuminet Holdings, Inc.(the "Issuer").
            --------------

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            4501 Intelco Loop, S.E., Lacey, WA 98503

Item 2(a).  Names of Persons Filing: Spectrum Equity Investors, L.P. ("SEI LP"),
            -----------------------
            and Spectrum Equity Associates, L.P. ("SEA LP"), which is the sole general partner of SEI LP; Spectrum Equity Investors II, L.P. ("SEI II LP"), and Spectrum Equity Associates II, L.P.("SEA II LP"), which is the sole general partner of SEI II LP, and Messrs. Brion B. Applegate and William P. Collatos, (the "General Partners"), each of whom is a general partner of SEA LP and Messrs. Brion B. Applegate, William P. Collatos, and Kevin J. Maroni, (the "General Partners II"), each of whom is a general partner of SEA II LP. The persons named in this paragraph are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons.")

Item 2(b).  Address of Principal Business Office or, if None, Residence: The
            -----------------------------------------------------------
            principal business office of the SEI LP, SEA LP, SEI II LP, and SEA II LP and William P. Collatos and Kevin J. Maroni is One International Place, 29/th/ Floor, Boston, Massachusetts, 02110. The principal business office of Brion B. Applegate is 333 Middlefield Road, Suite 200, Menlo Park, California, 94025.

Item 2(c).  Citizenship: Each of SEI LP, SEI II LP, SEA LP, and SEA II LP which
            -----------
            are limited partnerships formed under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d).  Title of Class of Securities: Common Stock, $.01 par value per
            ----------------------------
            share.

Item 2(e).  CUSIP Number: 452334105
            ------------

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
            ------------------------------------------------------------------
            check whether the person filing is a:
            ------------------------------------

            (a) [_] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

            (b) [_]  Bank as defined in Section 3(a)(6) of the Act.

            (c) [_]  Insurance Company as defined in Section 3(a)(19) of the
                     Act.

            (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940.

            (e) [_] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

            (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund: see Rule 13d-1(b)(1)(ii)(f); of the Act.

            (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

            (h) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

     Not Applicable.

                              Page 9 of 18 pages

-----------------------                                      -----------------
  CUSIP No. 452334105                 13G                      Page 10 of 18
-----------------------                                      -----------------

Item 4.     Ownership.
            ---------

            (a) Amount Beneficially Owned: SEI LP holds a record 1,368,580 shares of Common Stock and SEI II LP hold of record 2,313,760 shares of Common Stock of the Issuer (the "Record Shares"). SEA LP, as the sole general partner of the SEI LP and SEA II LP, as the sole general partner of SEI II LP, may be deemed to beneficially own all the Record Shares. Each General Partner, as a general partner of SEA LP and SEA II LP, may be deemed to beneficially own all of the Record Shares.

            (b) Percent of Class: 12.335% for certain Reporting Persons (based on the 29,853,780 shares of Common Stock reported to be outstanding on September 30, 1999 in the Issuer's 10Q and including for purposes of calculation of beneficial ownership the securities of the Issuer held by the SEI LP and SEI II
                  LP).

            (c)   Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote: no shares

                  (ii)  shared power to vote or to direct the vote:
                        3,682,340 shares

                  (iii) sole power to dispose or to direct the disposition of:
                        no shares

                  (iv)  shared power to dispose or to direct the disposition of:
                        3,682,340 shares

       Each Reporting Person expressly disclaims beneficial ownership of any securities of the Issuer not held of record by such Reporting Person.

Item 5.     Ownership of Five Percent or Less of a Class.
            --------------------------------------------

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.
            ---------------------------------------------------------------

            Not Applicable.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            ------------------------------------------------------------------
            the Security Being Reported on By the Parent Holding Company.
            ------------------------------------------------------------

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.
            ---------------------------------------------------------

            Not Applicable.

Item 9.     Notice of Dissolution of Group.
            ------------------------------

            Not Applicable.

Item 10.    Certification.
            -------------

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

                              Page 10 of 18 pages

-----------------------                                        -----------------
  CUSIP No. 452334105                   13G                      Page 11 of 18
-----------------------                                        -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 2000


                                           SPECTRUM EQUITY INVESTORS, L.P.

                                           By:  Spectrum Equity Associates, L.P.
                                                Its Sole General Partner

                                                By: ____________________________
                                                    General Partner

                              Page 11 of 18 pages

-----------------------                                        -----------------
  CUSIP No. 452334105                   13G                      Page 12 of 18
-----------------------                                        -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 2000


                                           SPECTRUM EQUITY ASSOCIATES, L.P.


                                                By: ____________________________
                                                    General Partner

                              Page 12 of 18 pages

-----------------------                                        -----------------
  CUSIP No. 452334105                   13G                      Page 13 of 18
-----------------------                                        -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 2000


                                        SPECTRUM EQUITY INVESTORS II, L.P.

                                        By:  Spectrum Equity Associates II, L.P.
                                             Its Sole General Partner

                                             By: _______________________________
                                                 General Partner

                              Page 13 of 18 pages

-----------------------                                        -----------------
  CUSIP No. 452334105                   13G                      Page 14 of 18
-----------------------                                        -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 2000


                                           SPECTRUM EQUITY ASSOCIATES II, L.P.

                                           By:  ________________________________
                                                General Partner

                              Page 14 of 18 pages

-----------------------                                        -----------------
  CUSIP No. 452334105                   13G                      Page 15 of 18
-----------------------                                        -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 2000


                                           _____________________________________
                                           Brion B. Applegate

                              Page 15 of 18 pages

-----------------------                                        -----------------
  CUSIP No. 452334105                   13G                      Page 16 of 18
-----------------------                                        -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February __, 2000


                                           _____________________________________
                                           William P. Collatos

                              Page 16 of 18 pages

-----------------------                                        -----------------
  CUSIP No. 452334105                   13G                      Page 17 of 18
-----------------------                                        -----------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

                                           /s/ Kevin J. Maroni
                                           ------------------------------------
                                           Kevin J. Maroni

                              Page 17 of 18 pages

-----------------------                                        -----------------
  CUSIP No. 452334105                   13G                      Page 18 of 18
-----------------------                                        -----------------

Exhibit 1
---------


                                   AGREEMENT
                                   ---------

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned of shares of stock of Illuminet, Inc.

Executed this 14th day of February 2000.

                                        SPECTRUM EQUITY INVESTORS, L.P.

                                        By:  Spectrum Equity Associates, L.P.
                                             Its Sole General Partner

                                             By: /s/ William P. Collatos
                                                 ----------------------------
                                                 General Partner

                                        SPECTRUM EQUITY ASSOCIATES, L.P.

                                        By:  /s/ William P. Collatos
                                             --------------------------------
                                             General Partner

                                        SPECTRUM EQUITY INVESTORS II, L.P.

                                        By:  Spectrum Equity Associates II, L.P.
                                             Its Sole General Partner

                                             By: /s/ William P. Collatos
                                                 ----------------------------
                                                 General Partner

                                        SPECTRUM EQUITY ASSOCIATES II, L.P.

                                        By:  /s/ William P. Collatos
                                             --------------------------------
                                             General Partner

                                        /s/ Brion B. Applegate
                                        -------------------------------------
                                        Brion B. Applegate

                                        /s/ William P. Collatos
                                        -------------------------------------
                                        William P. Collatos

                                        /s/ Kevin J. Maroni
                                        -------------------------------------
                                        Kevin J. Maroni

                              Page 18 of 18 pages